Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated November 25, 2011
Relating to Preliminary Prospectus Supplement dated November 22, 2011
Registration Statement No. 333-178094

Issuer Free Writing Prospectus

14,741,593,828 Shares

Common Stock
in the form of American Depositary Shares

     This free writing prospectus relates to our preliminary prospectus supplement dated November 22, 2011, which was filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended (the “Securities Act”), on November 22, 2011.

    Banco Santander Chile and the selling shareholder have agreed that, other than in connection with proprietary trading and trading on behalf of customers, we and the selling shareholder will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock, ADSs, or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, (ii) or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction described in (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of the international underwriters for a period of one year after the pricing of the offering commenced on and described in our preliminary prospectus supplement dated November 22, 2011.

     We have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from one of the following: Santander, Attention: Natasha King, 45 East 53rd Street, New York, New York 10022, Telephone: 1-212-583-4629, Email: nking@santander.us; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Telephone: 1-800-294-1322; Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, Telephone: 1-800-221-1037, Email: newyork.prospectus@credit-suisse.com; Citi, Attention: Prospectus Department, Brooklyn Army Terminal , 140 58th Street, 8th floor , Brooklyn, New York 11220, Telephone: 1-800-831-9146, E-mail: batprospectusdept@citi.com.

You can access the registration statement (including the prospectus) by clicking on  http://www.sec.gov/Archives/edgar/data/1027552/000095010311004884/dp27349_f3asr.htm, and the preliminary prospectus supplement by clicking on http://www.sec.gov/Archives/edgar/data/1027552/000095010311004895/dp27350_424b7.htm.

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